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                                                                                  Exhibit 11
                                 THE MAY DEPARTMENT STORES COMPANY
                               COMPUTATION OF NET EARNINGS PER SHARE
                         FOR THE THREE FISCAL YEARS ENDED JANUARY 31, 1998

(millions, except per share)                                      1997        1996        1995
Net earnings from continuing operations                       $    779    $    749    $    700
ESOP Preferred Dividends, net of tax
  benefit on unallocated shares                                    (18)        (18)        (19)


Net earnings available for
  common shareowners:
     Continuing operations                                         761         731         681
     Discontinued operation                                          -          11          55
     Extraordinary loss                                             (4)         (5)         (3)
Total net earnings available for
  common shareowners                                          $    757    $    737    $    733

Average common shares outstanding                                232.3       247.2       248.9

Basic earnings per share:
     Continuing operations                                    $   3.27    $   2.95    $   2.73
     Discontinued operation                                          -        0.05        0.22
     Extraordinary loss                                          (0.01)      (0.02)      (0.01)
Total basic earnings per share                                $   3.26    $   2.98    $   2.94

Diluted Computation:

Net earnings available from
  continuing operations                                       $    761    $    731    $    681
Earnings impact of assumed conversion of
  ESOP Preference Shares, net of tax                                14          13          12

Adjusted net earnings available-DILUTED:
     Continuing operations                                         775         744         693
     Discontinued operation                                          -          11          55
     Extraordinary loss                                             (4)         (5)         (3)
Total adjusted net earnings available-DILUTED:                $    771    $    750    $    745

Average common shares outstanding                                232.3       247.2       248.9
ESOP Preference Shares                                            15.2        15.4        14.9
Common share equivalents (CSE's) attributable to
  the treasury stock method                                        1.5         1.5         1.0

Average common stock and CSE's                                   249.0       264.1       264.8

Diluted earnings per share:
     Continuing operations                                    $   3.11    $   2.82    $   2.61
     Discontinued operation                                          -        0.04        0.21
     Extraordinary loss                                          (0.01)      (0.02)      (0.01)
Total Diluted Earnings per share                              $   3.10    $   2.84    $   2.81

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